SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 25, 2007

OmniReliant Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

4902 Eisenhower Blvd., Suite 185
Tampa, FL 33634
(Address of principal executive offices) (zip code)

(813) 885-5998
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sale of Equity Securities

On May 25, 2007, OmniReliant Holdings (the “Company”) entered into the Preferred Stock Purchase Agreement with Dynamic Decisions Strategic Opportunities (the “Investor”), pursuant to which the Investor purchased 600 shares of the Company’s series B 10% convertible preferred stock (the “Preferred Stock”), 480,000 Series B-1 warrants, and 480,000 series B-2 common stock purchase warrants (collectively, the “Warrants”) for an aggregate purchase price of $600,000.

In addition, the Company and the Investor entered into a registration rights agreement pursuant to which the Company agreed to file, within 90 days after the closing, a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages.

The Preferred Stock has a fixed conversion price of $1.25 and is convertible into an aggregate of 480,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 10% which is payable quarterly, at the option of the Company, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price.

The series B-1 warrants have an exercise price of $1.87 and a term of three (3) years. The series B-2 warrants have an exercise price of $3.75 and a term of five (5) years.

The conversion price of the Preferred Stock and the exercise price of the Warrants are subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price. The Series B preferred stock has no voting rights, except as required by law.

Midtown Partners LLC, which served as the Company’s placement agent in connection with the Preferred Stock Purchase Agreement, will receive aggregate placement agent fees of approximately $60,000, as well as the following common stock purchase warrants: (a) series BD-1 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of one dollar and eighty-seven cents ($1.87) per share, and (b) series BD-2 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of three dollars and seventy-five cents ($3.75) per share and (c) series BD-3 common stock purchase warrants entitling Midtown Partners to purchase 48,000 shares of the Company's common stock at an exercise price of one dollar and twenty five cents ($1.25) per share. The Series BD warrants have a term of ten years. Midtown Partners & Co., LLC is an NASD registered broker-dealer.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated there under since, among other things, the transaction did not involve a public offering, the investors are accredited investors and/or qualified institutional buyers, the investors had access to information about the Company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Certificate of Designation for Series B Convertible Preferred Stock
4.1	Form of Series B Common Stock Purchase Warrant
10.1	Securities Purchase Agreement, dated May 25, 2007, by and between OmniReliant Holdings, Inc. and Dynamic Decisions Strategic Opportunities
10.2	Registration Rights Agreement, dated May 25, 2007, by and between OmniReliant Holdings, Inc. and Dynamic Decisions Strategic Opportunities
10.3	Placement Agent Agreement, dated May 8, 2007, by and between OmniReliant Holdings, Inc. and Midtown Partners & Co., LLC

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniReiliant Holdings, Inc.
Dated: June 1, 2007

By:  /s/ Chris Phillips

Name:  Chris Phillips
Title:  Interim Chief Executive Officer, Chief Financial Officer